As filed with the Securities and Exchange Commission on March 17, 2009

Registration No. 333-109058

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ABBOTT MEDICAL OPTICS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0986820 (IRS Employer Identification No.)

1700 E. St. Andrew Place
Santa Ana, California  92705
(714) 247-8200

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Aimee S. Weisner
Executive Vice President, Administration and Secretary
1700 E. St. Andrew Place
Santa Ana, California  92705
(714) 247-8200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, Of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

On September 23, 2003, Advanced Medical Optics, Inc., a Delaware corporation (“AMO”), filed a registration statement on Form S-8 (Registration No. 333-109058) (the “Registration Statement”) with the U.S. Securities and Exchange Commission with respect to a total of 1,000,000 shares of AMO common stock, par value $0.01 per share (the “Common Stock”), issuable by AMO under the Advanced Medical Optics, Inc. 401(k) Plan (the “Plan”) pursuant to employee allocations in the AMO stock fund under the Plan, including rights to purchase Series A junior participating preferred stock of AMO, which are attached to all shares of AMO’s Common Stock in accordance with the Rights Agreement, dated June 24, 2002, by and between AMO and Mellon Investor Services, LLC.  The Registration Statement also automatically covered any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction and an indeterminate amount of interests to be offered or sold pursuant to the Plan.

On February 26, 2009, pursuant to the Agreement and Plan of Merger, dated as of January 11, 2009, among AMO, Abbott Laboratories, an Illinois corporation (“Parent”), and Rainforest Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into AMO (the “Merger”), with AMO surviving the Merger as a wholly owned subsidiary of Parent.  Concurrently with the Merger, AMO changed its name to Abbott Medical Optics Inc. (the “Company”).  As a result of the Merger, AMO’s Common Stock is no longer publicly traded.  Accordingly, the Company wishes to terminate the offering of securities registered pursuant to the Registration Statement.

Pursuant to the undertaking made by AMO in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of such Registration Statement and to deregister all of the shares of Common Stock that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on March 17, 2009.

Abbott Medical Optics Inc.

By:	/s/ Aimee S. Weisner
	Name:	Aimee S. Weisner
	Title:	Executive Vice President, Administration and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chief Executive Officer	March 17, 2009
James V. Mazzo	(Principal Executive Officer)

/s/ Michael V. Lambert	Executive Vice President and Chief Financial Officer	March 17, 2009
Michael V. Lambert	(Principal Financial Officer)

*	Senior Vice President, Chief Accounting Officer and Controller	March 17, 2009
Robert F. Gallagher	(Principal Accounting Officer)

/s/ Thomas C. Freyman	Director	March 17, 2009
Thomas C. Freyman

* By:	/s/ Aimee S. Weisner
Aimee S. Weisner
As attorney-in-fact under power of attorney granted in Registration Statement previously filed on September 23, 2003

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator of the Advanced Medical Optics, Inc. 401(k) Plan certifies that it has reasonable grounds to believe that it has met all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on March 17, 2009.

ADVANCED MEDICAL OPTICS, INC. 401(K) PLAN

By:
Abbott Medical Optics Inc.
Corporate Benefits Committee
Plan Administrator

/s/ Robert F. Gallagher

Robert F. Gallagher
Member of the Corporate Benefits Committee
(On behalf of the Advanced Medical Optics, Inc. 401(k) Plan)

/s/ Michael Tyson

Michael Tyson
Member of the Corporate Benefits Committee
(On behalf of the Advanced Medical Optics, Inc. 401(k) Plan)

/s/ Nicholas Tarantino

Nicholas Tarantino
Member of the Corporate Benefits Committee
(On behalf of the Advanced Medical Optics, Inc. 401(k) Plan)

/s/ Diane W. Biagianti

Diane W. Biagianti
Member of the Corporate Benefits Committee
(On behalf of the Advanced Medical Optics, Inc. 401(k) Plan)